Exhibit 99.(p)(8)

2021 Rulesfor Employee Investing COD E O F E THICS FOR PER SONAL IN V E S TING Fund Access Version G LOBAL POLICY ON INSIDE INFORMATION RULES FOR BROKER -DEALER EMPLOYEES Ethics Office MyCompliance.fmr.com

Rules for Employee Investing

The *Rules for Employee Investing* are fairly comprehensive. They cover most of the personal investing situations a Fidelity employee is likely to experience. Yet it's always possible you will encounter a situation that isn't fully addressed by the rules. If that happens, you need to know what to do. The easiest way to make sure you are making the right decision is to follow these three principles:

1. **Know the policy.** If you think your situation isn't covered, check again. It never hurts to take a second look at the rules.
2. **Seek guidance.** Asking questions is always appropriate. Talk with your manager or the Ethics Office if you're not sure about the policy requirements or how they apply to your situation.

   Additionally, resources are available at MyCompliance to assist you with your questions.
3. **Use sound judgment.** Analyze the situation and weigh the options. Think about how your decision would look to an outsider.

Understanding and following the *Rules for Employee Investing* is one of the most important ways we can ensure our customers' interests always come first.

These ***Rules for Employee Investing*** contain the ***Code of Ethics for Personal Investing*** and the ***Global Policy on Inside Information.***

The Fund Access Version of the ***Code of Ethics for Personal Investing*** contains rules about owning and trading securities for personal benefit. This version applies to officers, directors, and employees of Fidelity companies that are involved in the management and operations of Fidelity's funds, or have access to non-public information about the funds, including investment advisors to the funds, the principal underwriter of the funds, and anyone designated by the Ethics Office. Keep in mind that if you change jobs within Fidelity, a different version of the ***Code of Ethics*** may apply to you.

The ***Global Policy on Inside Information,*** which applies to every Fidelity employee, contains rules on inside information and how to prevent its unauthorized use or dissemination.

1 | *Code of Ethics for Personal Investing* 4

Rules for All Employees Subject to This *Code of Ethics* 4

What's Required
- Acknowledging that you understand the rules
- Complying with securities laws
- Reporting violations to the Ethics Office
- Disclosing securities accounts and holdings in covered securities
- Moving covered accounts to Fidelity
- Moving holdings in Fidelity funds to Fidelity
- Disclosing transactions of covered securities
- Disclosing gifts and transfers of ownership of covered securities
- Getting approval before engaging in private securities transactions
- Clearing trades in advance (pre-clearance)
- Surrendering 60-day gains (60-Day Rule)

What's Prohibited
- Trading restricted securities
- Selling short
- Participating in an IPO
- Participating in an investment club
- Investing in a hedge fund
- Excessive trading
- Buying securities of certain broker-dealers
- Trading after a research note
- Profiting from knowledge of fund transactions
- Influencing a fund to benefit yourself or others
- Attempting to defraud a client or fund
- Using a derivative to get around a rule

Key Concepts

Additional Rules for Traders, Research Analysts, and Portfolio Managers 12

All rules listed above plus the rules in this section

What's Required
- Notification of your ownership of covered securities in a research note
- Disclosing trading opportunities to the funds before personally trading

What's Prohibited
- Trading within seven days of a fund you manage

CONTACT INFORMATION

Ethics Office

Phone
(001) 617-563-5566
(001) 800-580-8780

Fax
(001) 617-385-0939

Email
ethics.office@fmr.com

Mail zone
WG3D

Web
MyCompliance.fmr.com

Pre-Clearance

Web
Internal
preclear.fmr.com

External
preclear.fidelity.com

Phone
(001) 617-563-6109
(001) 800-771-2707

To call the phone numbers from outside the United States or Canada, dial "001" before the number.

CODE OF ETHICS — FUND ACCESS VERSION 2

2 |Global Policy on Inside Information Other policies you should be aware of There are other policies that you need to be familiar with, including: • Professional Conduct Policies, Global Policy on Conflicts of Interest, and other Fidelity-wide policies (available at Policy.fmr.com) • Equal Employment Opportunity, Prohibiting Discrimination & Harassment Corporate Policy (available at Policy.fmr.com) • Electronic Communications, Social Media & Systems Usage Policy(available at Policy.fmr.com) • Information security practices (available at InfoSecurity.fmr.com) • Anti-Money Laundering Policies and Procedures (available at MyCompliance.fmr.com) • Corporate Policy on Business Entertainment and Workplace Gifts (available at MyCompliance.fmr.com) • Global Policy on Outside Business Activities (available at MyCompliance.fmr.com) • Global Anti-Corruption Policy and applicable Supplements to the Global Anti-Corruption Policy (available at MyCompliance.fmr.com) 15 Scope Policy Requirements Call your MNPI Designated Contact if you think you may have become aware of inside information Refrain from sharing inside information with anyone else Refrain from trading or transferring any security of the issuer to which the inside information relates Comply with any information barriers to which you are made subject 3 | Rules for Broker-Dealer Employees 19 Personal Securities Accounts Accounts of adult children Placing trades and trade adjustments through approved Fidelity channels Prohibited Activities Do not misuse trading information Do not make certain transactions Do not trade in an account you do not own Do not view or access an account you do not own Do not act as a broker or make trade adjustments for your accounts Do not falsify records Do not use fictitious or nominee accounts or engage in prearranged trades 3 CODE OF ETHICS — FUND ACCESS VERSION

Code of Ethics for Personal Investing Fund Access Version 1 Following the rules— in letter and in spirit This Fund Access Version of the Code of Ethics contains rules about owning and trading securities for personal benefit. Certain rules, which are noted, apply both to you and to anyone else who is a covered person (see Key Concepts on page 14). You have a fiduciary duty to never place your personal interests ahead of the interests of Fidelity’s clients, including shareholders of the Fidelity funds. This means never taking unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party. It also means avoiding any actual or potential conflicts of interest with the funds or Fidelity when managing your personal investments. Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that compromises Fidelity’s integrity, even if it does not expressly violate a rule, has the potential to harm Fidelity’s reputation and may result in scrutiny or further action from the Ethics Office. WHAT’S REQUIRED To Do Promptly take action on any emails or alerts that you receive from the Ethics Office requiring you to acknowledge the Code of Ethics. All employees need to acknowledge within 10 days of receipt. Acknowledging that you understand the rules When you begin working for Fidelity, and again each year, you are required to: acknowledge that you understand and will comply with all rules that apply to you authorize Fidelity to have access to all your covered accounts (see Key Concepts on page 14) and to obtain and review account and transaction data (including duplicate copies of non-Fidelity account statements) for compliance or employment-related purposes acknowledge that you will comply with any new or existing rules that become applicable to you in the future CODE OF ETHICS — FUND ACCESS VERSION4

Complying with securities laws In addition to complying with these rules and other company-wide policies, you need to comply with U.S. securities laws and any other securities laws to which you are subject. To Do Employees newly subject to this rule Within 10 days of hire or of being notified by the Ethics Office that this version of the Code of Ethics applies to you, submit an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) showing all your securities accounts and holdings in covered securities not held in an account. Submit the most recent statement for each securities account listed to the Ethics Office if not held at Fidelity. If you do not have any securities accounts or applicable holdings, check the appropriate box in the online form confirming that you have nothing to disclose. Reporting violations to the Ethics Office If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation. To Do Call the Ethics Office Service Line at (001) 617-563-5566 or (001) 800-580-8780. Call the Chairman’s Line at (001) 800-242-4762 if you would prefer to speak on a non-recorded line. Current employees Each year, you will receive an Annual Accounts and Holdings Disclosure. You will be required to confirm that all information previously disclosed is accurate and complete. As soon as any new securities account is opened, or a preexisting securities account becomes asso-ciated with you (such as through marriage or inheritance), complete an account disclosure (available at MyCompliance.fmr.com) with the new information and submit it promptly to the Ethics Office. On your next Quarterly Trade Verification, confirm that the list of disclosed securities accounts in the appropriate section of the report is accurate and complete. Disclosing securities accounts and holdings in covered securities You must disclose all securities accounts — those that hold covered securities (see Key Concepts on page 14) and those that do not. You must also dis-close all covered securities held in your covered accounts and those not held in an account. This rule covers not only securities accounts and hold-ings under your own name or control, but also those under the name or control (including trading discretion or investment control) of your covered persons (see Key Concepts on page 14). It includes securities accounts held at Fidelity as well as those held at other financial institutions. Information regarding these holdings must not be more than 45 days old when you submit it. 5 CODE OF ETHICS — FUND ACCESS VERSION

Automatic investment plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) covered accounts according to a set schedule and allocation.

Moving covered accounts to Fidelity

You and your covered persons need to maintain all covered accounts (see Key Concepts on page 14) at Fidelity Brokerage Services LLC (FBS).

Exceptions

With prior written approval from the Ethics Office, you and your covered persons can maintain a covered account at a broker-dealer other than FBS if any of the exceptions below apply. Note that approval must be obtained prior to opening any new covered account outside FBS:

- it contains only securities that cannot be transferred
- it exists solely for investment products or investment services that FBS does not provide—Note: Approval will not be granted for requests based on ancillary account features or promotional offers
- it exists solely because your covered person's employer also prohibits external covered accounts
- it is a discretionary managed account (see Key Concepts on page 14)
- it is associated with an ESOP (employee stock option plan) in which a covered person is a participant through his or her current employer, or was from a previous employer, and for which the employee has options that have not yet vested
- it is associated with an ESPP (employee stock purchase plan) in which a covered person is a participant through his or her current employer
- it is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company (collectively, "automatic investment plans") in which regularly scheduled purchases are made or planned on a monthly basis
- it is required by a trust agreement
- it is associated with an estate of which you or any of your covered persons are the executor and involvement with the account is temporary
- transferring the account would be inconsistent with other applicable rules

To Do

- Transfer assets to an FBS account.
- Close all external covered accounts except for those that you have received written permission to maintain. Note that you must disclose all covered accounts which were still open as of your date of hire, even if those accounts are in the process of being closed or transferred to an FBS account.
- For permission to maintain an external covered account, submit a completed Exception Request Form (available at MyCompliance.fmr.com) to the Ethics Office. Follow the specific instructions for each type of account and provide a current statement for each account.
- Comply with any Ethics Office request for duplicate reporting, such as account statements and transaction reports.

Moving holdings in Fidelity funds to Fidelity

You and your covered persons need to maintain holdings in shares of Fidelity funds in a Fidelity account.

Exceptions — No Approval Required

- You and your covered persons can continue to maintain a preexisting interest in either of the following:
  - a Fidelity money market fund
  - a variable annuity or life insurance product whose underlying assets are held in Fidelity-advised funds

Exceptions — Approval Required

With prior written approval from the Ethics Office, you or your covered persons can maintain holdings in Fidelity funds in an account outside Fidelity if any of the following apply:

- the holdings are in a defined benefit or contribution plan, such as a 401(k), that is administered by a company at which a covered person is currently employed
- the holdings are in a retirement plan and transferring them would result in a tax penalty
- the holdings are in a discretionary managed account (see Key Concepts on page 14)
- maintaining the holdings in the external account is required by a trust agreement
- the holdings are associated with an estate of which you or any of your covered persons is the executor, and involvement with the account is temporary
- you can show that transferring the holdings would create a significant hardship

To Do

- Transfer shares of Fidelity funds to a Fidelity account except for those that you have received written permission to maintain.
- For permission to maintain shares of Fidelity funds in an account at another financial institution, submit a completed Exception Request Form (available at MyCompliance.fmr.com). Attach a current statement for each account you list on the form. Forward the form and statement(s) to the Ethics Office.

CODE OF ETHICS — FUND ACCESS VERSION 6

Disclosing transactions of covered securities

You need to disclose transactions of covered securities made by you and your covered persons. For accounts held at FBS that you have disclosed, the Ethics Office will receive transaction reports automatically. For approved covered accounts held outside FBS, comply with any Ethics Office requests for duplicate reporting. For any other transactions in covered securities (for example, if you or any of your covered persons purchases interests in a Fidelity-advised investment product in a non-brokerage account outside Fidelity), you need to disclose this transaction information to the Ethics Office.

Exception

- You do not have to report transactions in a covered account if the transactions are being made through an approved discretionary managed account or under an automatic investment plan (see Key Concepts on page 14) and the details of the account or plan have been provided to the Ethics Office.

To Do

- For transactions in covered securities not made through a covered account, submit a completed Securities Transaction Report (available at MyCompliance.fmr.com) to the Ethics Office within 30 days following the end of the quarter in which the transaction was completed.
- When requested each quarter, promptly confirm or update your transaction history in covered securities on the Quarterly Trade Verification.
- Provide the details of any automatic investment plan to the Ethics Office.

Disclosing gifts and transfers of ownership of covered securities

You need to notify the Ethics Office of any covered securities that you or your covered persons give, donate, or transfer to another party, or that you or your covered persons receive from another party. This includes, among other things, inheritances of covered securities and donations of covered securities to charities.

To Do

- Complete a Securities Transaction Report (available at MyCompliance.fmr.com) within 30 days following the end of the quarter during which the gift or transfer was made.
- When requested each quarter, promptly confirm or update your history of giving, donating, transferring, or receiving covered securities on the Quarterly Trade Verification.

Exception

- You do not have to submit a Securities Transaction Report for any gifts, donations, or transfers of covered securities if being made to a Fidelity Charitable Giving Account. The Ethics Office will arrange to get reporting from Fidelity Charitable and will update the Quarterly Trade Verification.

Getting approval before engaging in private securities transactions

You and your covered persons need prior written approval from the Ethics Office for each and every intended investment in a private placement or other private securities transaction in covered securities, including non-public limited entities (e.g., limited partnerships, LLCs, S Corporations, or other legal entities). This includes any add-on, any subsequent investment, or any investment whose terms materially differ from any previous approval you may have received.

To Do

- Before engaging in any private securities transaction, submit a Private Security Request (available at MyCompliance.fmr.com).
- Report the final transaction within 30 days following the end of the quarter in which it was completed using a Securities Transaction Report (available at MyCompliance.fmr.com).
- When requested each quarter, promptly confirm or update your transaction history in private securities transactions on the Quarterly Trade Verification.
- Confirm your holdings on your Annual Accounts and Holdings Disclosure.

For private securities transactions offered by a Fidelity company, the Ethics Office will typically preapprove such investments for employees who are offered an opportunity to invest. In such cases, you will receive notification that the offering has been preapproved by the Ethics Office.

Prohibited transaction

You and your covered persons are prohibited from selling and/or offering your privately held shares into an IPO.

CODE OF ETHICS — FUND ACCESS VERSION 7

Clearing trades in advance (pre-clearance) You and your covered persons must obtain pre-clearance approval before placing any orders to buy, sell, or tender a covered security (see “How to Pre-Clear a Trade” in the sidebar). The purpose of this rule is to reduce the possibility of conflicts between personal trades in covered securities and trades made by the funds. When you apply for pre-clearance, you are not just asking for approval, you are giving your word that you and your covered persons: do not have any inside information on the security Delegating pre-clearance responsibilities In very limited circumstances, you may, with the prior written approval of the Ethics Office, designate someone to obtain pre-clearance approvals for you. In such a case, the agent is responsible for obtaining the correct approvals, and you are responsible for maintain-ing reasonable supervision over that person’s activities related to pre-clearance. Trade only during the regular market hours, or the after-hours trading session, of the exchange(s) where the security in question is traded. Place requests for pre-clearance after the market has been open for a while, as pre-clearance is not available right at market opening. To find out when pre-clearance for a given market typically becomes available, visit preclear.fmr.com (internal) or preclear.fidelity.com (external). Unless an exception listed below applies or the Ethics Office has instructed you otherwise, these pre-clearance rules apply to all your covered accounts — including Fidelity accounts and any outside covered accounts that belong to you or any of your covered persons. you want to trade (see Global Policy on Inside Information on page 15) are not using knowledge of actual or potential fund trades to benefit yourself or others believe the trade is available to the general investor on the same terms will provide any relevant information requested by the Ethics Office Exceptions You do not need to pre-clear trades or transactions in certain covered securities. These include: shares of Fidelity funds exchange-traded funds (ETFs) options and futures that are based on an index (e.g., S&P 100 and S&P 500) or that are based on one or more instruments that are not covered securities (e.g. commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities) securities being transferred as a gift or a donation automatic dividend reinvestments subscription rights currency warrants the regular exercise of an employee stock option (note that any resulting sale of the underlying stock at current market prices must be pre-cleared) Generally, requests will not be approved if it is deter-mined that your transaction may take advantage of trading by the funds or create an actual or perceived conflict of interest with fund trades. Note: If a non-covered person has authority to trade on one of your covered account(s), the non-covered person is also expected to pre-clear trades for that covered account. The rules of pre-clearance It is important to understand the following rules before requesting pre-clearance for a trade: You have to request —and receive —pre-clearance approval during the market session in which you intend to trade and prior to placing the trade. Pre-clearance approval is only good during the market session for which you receive it. If you do not trade during the market session for which you were granted approval, it expires. Place day orders only (orders that automatically expire at the end of the trading session). Good-til-cancelled orders (such as orders that stay open indefinitely until a security reaches a specified market price) are not permitted. Check the status of all orders at the end of the market session and cancel any orders that have not been executed. If any covered person leaves an order open and it is executed the next day (or later), it will generate a violation that will be assigned to you. With the prior written approval of the Ethics Office, there are a few situations where you may be permitted to trade without pre-clearing. These situations are: trades in a discretionary managed account (see Key Concepts on page 14) trades made through an automatic investment plan, the details of which have been disclosed to the Ethics Office in advance when you can show that a repeated rejection of your pre-clearance request is causing a significant hardship To Do Before placing any trade in a covered security, pre-clear it using the Fidelity Global Pre-Clearance System, available at preclear.fmr.com (internal) and preclear.fidelity.com (external). Immediately cancel any good-til-cancelled orders in your covered accounts. CODE OF ETHICS — FUND ACCESS VERSION8 HOW TO PRE-CLEAR A TRADE Toavoid errors, use these step-by-step instructions: 1. Access the Fidelity Global Pre-Clearance System: Internal preclear.fmr.com External preclear.fidelity.com If you are unable to access the Fidelity Global Pre-Clearance System, call the Pre-Clearance Line at (001) 617-563-6109 or (001) 800-771-2707. Note that pre-clearance for FMR Co. equity traders and their covered persons is not available until noon local market time or as des-ignated by the Ethics Office. 2. Accurately enter the details of the trade you would like to make. Do not trade unless you receive approval. 3. Place your order. Be sure your order is for the same security and direc-tion as your pre-clearance approval. Do not place a good-til-cancelled order. 4. Check the status of your order at the end of the market session. 5. Cancel any orders that have not been executed.

Option transactions under the 60-Day Rule

Option transactions can be matched either to a prior purchase of the underlying security or to prior option transactions in the opposite direction.

When matching an option transaction to prior purchases of the underlying security, opening an option position by selling a call or buying a put is treated as a sale and will be matched to any purchases of the underlying security made during the preceding 60 days.

When matching an option transaction to prior option transactions, a closing position is matched to any like opening positions taken during the preceding 60 days.

When exercising an option, the initial purchase or sale of an option, not the exercise or assignment of the option, is matched to any opposite transactions made during the preceding 60 days. The sale of the underlying securities received from the exercise of an option will also be matched to any opposite transactions made during the period.

There is no exception to the 60-Day Rule for the selling of securities upon the automatic exercise of an option that is in the money at its expiration date. To avoid surrendering 60-day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

Surrendering 60-day gains (60-Day Rule)

Any sale of covered securities in a covered account will be matched against any purchases of that security, or its equivalent, in the same account during the previous 60 days (starting with the earliest purchase in the 60-day period). Any gain resulting from any matched transactions must be surrendered. For specific information about how certain option transactions are treated under this rule, see the sidebar and the examples below.

In addition, the premium received from the opening of an option position in which the expiration of that contract will occur within the next 60 days must be surrendered (e.g., selling a call to open or selling a put to open that expires within 60 days).

Gains are calculated differently under this rule than they would be for tax purposes. Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule.

Exceptions

This rule does not apply:

- to transactions in shares of Fidelity funds
- to transactions in options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225
- to transactions in options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities)
- to transactions made in a discretionary managed account (see Key Concepts on page 14) that has been approved by the Ethics Office
- to transactions under an automatic investment plan, and the details of the plan have been provided to the Ethics Office
- to tax-planning transactions, provided that there is a demonstration of how the proposed transaction relates to the covered person's tax strategy; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office
- when the rule would impose a substantial unforeseen personal financial hardship on the employee; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office (note that an employee seeking relief must establish a bona fide financial hardship, such as unforeseen medical expenses, and should be prepared to demonstrate, among other things, that he or she possesses no other assets to meet the financial need)

To Do

- Before trading a covered security in a covered account that might trigger the 60-Day Rule, make sure you understand how much may have to be surrendered. The calculation may be complicated, especially if options or multiple prior purchases are involved. If you have any questions about this provision, call the Ethics Office at (001) 617-563-5566 or (001) 800-580-8780.
- To request permission for a tax-planning or hardship exception, you must contact the Ethics Office before trading. Allow at least two business days for your request to be considered. Approvals will be based on fund trading and other pre-clearance tests. You are limited to a total of five exceptions per calendar year across all your covered accounts.

EXAMPLES

Additional examples are available on MyCompliance in the 60-Day Rule Job Aid.

Example 1 The March 25 sale is matched to the February 2 purchase (not the January 20 purchase, which was more than 60 days prior). Surrendered: $500 ($5 x 100 shares)



60 DAYS
JAN 20
Buy
100 shares
at $16 each
FEB 2
Buy
200 shares
at $10 each
MAR 1
Buy
200 shares
at $17 each
MAR 25
Sell
100 shares
at $15 each

Example 2 The March 25 call option sale is matched to the February 2 purchase of the underlying security (the call's execution price and expiration date are immaterial). Surrendered: $500 (the premium for selling the option)



FEB 2
Buy 100 shares
at $10 each
MAR 25
Sell call option to open
for 100 shares at $5;
receive $500 premium

Example 3 The March 25 call option purchase is a closing transaction and is matched to the February 2 sale (since that opening transaction was made within 60 days). Surrendered: $200 (difference between premium received and premium paid)



FEB 2
Sell one call option
to open at $5;
receive $500 premium
MAR 25
Buy an identical call
option to close at $3;
pay $300 premium

WHAT’S PROHIBITED To Do For written approval to participate in an IPO that may qualify as an exception, submit to the Ethics Office a completed IPO Exception Approval Form (available at MyCompliance.fmr.com). Do not participate in any IPO without prior written approval from the Ethics Office. Trading restricted securities Neither you nor your covered persons may trade a security that Fidelity has restricted. If you have been notified not to trade a particular security, neither you nor your covered persons may trade that security until you are notified that the restriction has been removed. Participating in an investment club Neither you nor your covered persons may participate in an investment club or similar entity. Selling short The short position in a particular covered security may not exceed the number of shares of that security held in the same account. This prohibition includes the following actions: selling securities short, buying puts to open, selling calls to open, as well as writing straddles, collars, and spreads. Selling short Selling a security that is on loan to you from a broker-dealer (rather than owned by you) at the time you sell it. Investing in a hedge fund Neither you nor your covered persons may invest in a hedge fund, alternative investment, or similar invest-ment product or vehicle. Option transactions You are not permitted to use the same underlying shares of a security to cover two different option transactions (e.g., if you own 100 shares of a stock, you can sell 1 covered call or buy 1 protec-tive put using those shares to cover your short position, but you cannot execute both option transactions using the same underlying shares). Exceptions Exceptions Options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225 Options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities) Investment products or vehicles issued or advised by Fidelity. A hedge fund, alternative investment, or similar investment product or vehicle that you or your covered persons bought before joining Fidelity. The prior written approval of your manager and the Ethics Office is required to qualify for this exception. Note that even if your request is approved, neither you nor your covered persons can make any further investments in the product. To Do Participating in an IPO Neither you nor your covered persons are allowed to participate in an initial public offering (IPO) of securi-ties where no public market in a similar security of the issuer previously existed. This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet. To request an exception, submit a Private Security Request Form (available at MyCompliance.fmr.com) to the Ethics Office. Excessive trading Excessive trading in covered accounts is strongly discouraged. In general, anyone trading covered securities more than 60 times (other than Fidelity funds) in a quarter across all his or her covered accounts should expect additional scrutiny of his or her trades. Note that you and your covered persons also need to comply with the policies in any Fidelity fund prospectus concerning excessive trading. The Ethics Office monitors trading activity and may limit the number of trades allowed in your covered accounts during a given period. Exceptions With prior written approval from the Ethics Office, you or your covered persons may participate if: you or your covered persons have been offered shares because you already own equity in the company you or your covered persons have been offered shares because you are a policyholder or depositor of a mutual company that is reorganizing into a stock company you or your covered persons have been offered shares because of employment with the company you or your covered persons want to participate in an IPO of a closed-end fund Exception Trades in a discretionary managed account (see Key Concepts on page 14) that has been approved by the Ethics Office. Trades made through an automatic, regular invest-ment program that has been disclosed to the Ethics Office in advance. CODE OF ETHICS — FUND ACCESS VERSION10

Buying securities of certain broker-dealers Neither you nor your covered persons are allowed to buy the securities of a broker-dealer or its parent com-pany if the Ethics Office has restricted those securities. For example, you may not influence a fund to buy, sell, or refrain from trading a security that would affect that security’s price to advance your own interests or the interests of a party that has or seeks to have a business relationship with Fidelity. Attempting to defraud a client or fund Attempting to defraud a fund or an account advised by any Fidelity entity in any way is a violation of Fidelity’s rules and securities law. Trading after a research note Neither you nor your covered persons are allowed to trade a covered security of an issuer until two full business days have elapsed (not including the day the note was published) since the publication of a research note on that issuer by any Fidelity entity. Using a derivative to get around a rule If something is prohibited by these rules, then it is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives. Profiting from knowledge of fund transactions You may not use your knowledge of transactions in funds or other accounts advised by any Fidelity entity to profit by the market effect of these transactions. Influencing a fund to benefit yourself or others The funds and accounts advised by Fidelity are required to act in the best interests of their share-holders and clients, respectively. Accordingly, you are prohibited from influencing any of these funds or accounts to act for the benefit of any party other than their shareholders or clients. • dismissal from protecting the funds and may appeal the decision. To general principles and to provide the Ethics Office were informed of the deci-exceptions to the Code of Ethics are noted and you extenuating circumstances need to get prior written ously considered. During Office. The way to request may, at your own expense, discussed in the text of the represent you. The Ethics that you have a situation that senior management or other parties to be part of the is not discussed in the Code of Ethics, you may submit a Office will notify you in Ethics Office. Your request of your appeal. Ethics Office, and you will CODE OF ETHICS — FUND ACCESS VERSION11 HOW WE ENFORCE THE CODE OF ETHICS The Ethics Office regularly • referral of the matter to reviews the forms and reports Human Resources it receives. If these reviews turn up information that is employment incomplete, questionable, or potentially in violation of the • referral of the matter to Code of Ethics, the Ethics civil or criminal authorities Office will investigate the • disclosure of the matter matter and may contact you. to a regulator as required If it is determined that you by law or regulation or any of your covered Fidelity takes all Code of persons has violated the Ethics violations seriously, Code of Ethics, the Ethics and, at least once a year, Office or another appropri-provides the funds’ trustees ate party may take action. with a summary of actions Among other things, subject taken in response to mate-to applicable law, potential rial violations of the Code actions may include: of Ethics. You should be • an informational aware that other securities memorandum laws and regulations not addressed by the Code of • a written warning Ethics may also apply to • a fine, a deduction from you, depending on your wages, disgorgement of role at Fidelity. profit, or other payment The Chief Ethics Officer or • a limitation or ban on designee retains the discre-personal trading tion to interpret and grant exceptions to the Code of Appeals If you believe a Ethics and to decide how request of yours has been the rules apply to any given incorrectly denied or that an situation for the purpose of action is not warranted, you being consistent with the make an appeal, you need objec-tives of the Code of with a written explanation Ethics. of your reasons for appeal Exceptions In cases where within 30 days of when you sion. Be sure to include any may qualify for them, you or other factors not previ-approval from the Ethics the review process, you any particular exception is engage an attorney to relevant rule. If you believe Office may arrange for warrants an exception that review process. The Ethics written request to the writing about the outcome will be considered by the be notified of the outcome.

Additional Rules for Traders, Research Analysts, and Portfolio Managers Employees trading for the funds (traders), employees making investment recommendations for the funds (research analysts), and employees who manage a fund or a portion of a fund’s assets (portfolio managers) WHAT’S REQUIRED Disclosing information about an issuer that is assigned to you If you are a research analyst, you must dis-close in a research note material information you have about an issuer that is assigned to you before you or any of your covered persons personally trade a security of that issuer. Exception Notification of your ownership of covered securities in a research note You must check the box on a research note you are publishing to indicate any ownership, either by you or your covered persons, of any covered security of an issuer (see Key Concepts on page 14) that is the subject of the research note. You or any of your covered persons may be permitted to trade the assigned security in a covered account without publishing a research note if you have obtained the prior approval of both the relevant head of research and the Ethics Office. Disclosing trading opportunities to the funds before personally trading There are three aspects to this rule: Disclosing information received from an issuer Any time you receive, directly from an issuer, material information about that issuer (that is not considered inside information), you must check to see if that information has been disclosed to the funds in a research note. If not, you must communicate that information to the funds before you or any of your covered persons personally trade any securities of that issuer. To Do To Do Publish a research note with the relevant infor-mation, and indicate any ownership interest in the issuer that you or your covered persons may have before personally trading a security you are assigned to cover. Note: You will not be able to obtain pre-clearance approval for your personal trade until two full business days have elapsed (not including the day the note was published) following the publication of your research note. To request an exception to this rule, first contact the relevant head of research and seek approval. Then contact the Ethics Office for approval. Do not personally trade the security until you have received full approval. Confirm whether a Fidelity research note has been published with the relevant information. If not, publish a research note or provide the information to the relevant head of research. If you are a trader, disclose the information to the analyst covering the issuer. If you think you may have received inside infor-mation, follow the rules in the Global Policy on Inside Information (see page 15). Recommending trading opportunities In addition, you must recommend for the funds, and, if you are a portfolio manager, trade for the funds, a suitable security before personally trading that security. CODE OF ETHICS — FUND ACCESS VERSION12

WHAT’S PROHIBITED When the conflicting fund trade is the result of a proportional slice A personal trade may precede a fund trade in a covered security of the same issuer when the fund’s trade was conducted as part of the execution of a proportional slice across the fund for cash management or re-balancing purposes. When the covered account is independently managed This exception applies only to discretionary man-aged accounts (See Key Concepts on page 14) that have received Ethics Office approval. When the conflicting personal trade or fund trade is in options or futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225 When the conflicting personal trade or fund trade is in options, futures, or ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities). Trading within seven days of a fund you manage Neither you nor your covered persons are allowed to trade within seven calendar days (not including the day of the trade) before or after a trade is executed in any covered security of the same issuer (see Key Concepts on page 14) by any of the funds you manage. Exceptions When the rule would work to the disadvantage of a fund You must never let a personal trade prevent a fund you manage from subsequently trading a covered security of the same issuer, if not making the trade would disadvantage the fund. However, you need approval from the Ethics Office before making any trades under this exception. The Ethics Office will need to know, among other things, what new information arose since the date of the trade in your covered account. When the conflicting fund trade results from stand-ing orders A personal trade may precede a fund trade in a covered security of the same issuer when the fund’s trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the fund’s holdings in response to fund cash flows. To Do Before trading personally, consider whether there is any likelihood that you may be interested in trad-ing a covered security of the same issuer in your assigned funds within seven calendar days following the day of the fund trade. If so, refrain from per-sonally trading in a covered account. If a fund you manage has recently traded a security, you must delay any covered account trades in any covered security of the same issuer for seven calendar days following the day of the most recent fund trade. Contact the Ethics Office immediately to discuss any situation where these rules would work to the disadvantage of the funds. Legal Information The Code of Ethics for Personal Investing constitutes the code of ethics required by Rule 17j-1 under the Investment Company Act of 1940 and by Rule 204A-1 under the Investment Advisers Act of 1940 for the Fidelity funds, investment advisers or principal underwriters, and any other entity designated by the Ethics Office. CODE OF ETHICS — FUND ACCESS VERSION13

KEY CONCEPTS These definitions encompass broad categories, and the examples given are not all inclusive. If you have any questions regarding these definitions or application of these rules to a person, security, or account that is not addressed in this section, you can contact the Ethics Office for additional guidance. Covered person Fidelity is concerned not only that you observe the requirements of the Code of Ethics, but also that those in whose affairs you are actively involved observe the Code of Ethics. This means that the Code of Ethics can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction. This includes: • you • your spouse or domestic partner who shares your household • any other immediate family member who shares your household and (a) is under 18 or (b) is supported financially by you or who financially supports you • anyone else the Ethics Office has designated as a covered person This is not an exclusive list, and a covered person may include, for example, immediate family members who live with you but whom you do not financially support, or whom you financially support or who financially support you but who do not live with you. If you have any doubt as to whether a person would be considered a “covered person” under the Code of Ethics, contact the Ethics Office. Immediate family member Your spouse or domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage: • children, stepchildren,and grandchildren • parents, stepparents, and grandparents • siblings • parents-, children-, and siblings-in-law Covered account The term “covered account” encompasses a fairly wide range of accounts. Important factors to consider are: • your actual or potential investment control over an account, including whether you have trading authority, power of attorney, or investment control over an account Specifically, a covered account is a brokerage account or any other type of account that holds, or is capable of holding, a covered security, and that belongs to, or is controlled by (including trading discretion or investment control), any of the following: • a covered person • any corporation or similar entity where a covered person is a controlling shareholder or participates in investment decisions by the entity • any trust of which you or any of your covered persons: – participates in making investment decisions for the trust – is a trustee of the trust – is a settlor who can independently revoke the trust and participate in making investment decisions for the trust Exception With prior written approval from the Ethics Office, a covered account may qualify for an exception from these rules where: • it is the account of a nonprofit organization and a covered person is a member of a board or committee responsible for the investments of the organization, provided that the covered person does not participate in investment decisions with respect to covered securities • it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program, and a covered person participates in investment decisions with respect to the account Fidelity fund The terms “fund” and “Fidelity fund” mean any investment company or pool of assets that is advised or subadvised by any Fidelity entity. Issuer An entity, including its wholly owned bank branch, foreign office, or term note program that offers securities or other financial instruments to investors. Discretionary Managed Account A covered account may be eligible for certain exceptions, as specified in the Code of Ethics, with prior written approval of the Ethics Office validating that the covered account is managed by a third-party investment advisor who has discretionary trading authority over that covered account. To qualify for this exception, the third-party investment advisor must exercise all trading discretion over the covered account and will not accept any order to buy or sell specific securities from the employee or any other covered person. An approved discretionary managed account will still be subject to the Code of Ethics and all provisions in the Code of Ethics unless otherwise stated in a specific exception. Covered security This definition applies to all persons subject to this version of the Code of Ethics. Covered securities include securities in which a covered person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, and encompasses most types of securities, including, but not limited to: • shares of Fidelity mutual funds (except money market funds), including shares of Fidelity funds in a 529 plan • shares of another company’s mutual fund if it is advised by Fidelity (check the prospectus to see if this is the case) • interests in a variable annuity or life insurance product in which any of the underlying assets are held in funds advised by Fidelity, such as Fidelity VIP Funds (check the prospectus to see if this is the case) • interests in Fidelity’s deferred compensation plan reflecting hypothetical investments in Fidelity funds • interests in Fidelity’s deferred bonus plan (ECI) reflecting hypothetical investments in Fidelity funds • shares of stock (of both public and private companies) • ownership units in a private company or partnership • corporate and municipal bonds • bonds convertible into stock • options on securities (including options on stocks and stock indexes) • security futures (futures on covered securities) • shares of exchange-traded funds (ETFs) • shares of closed-end funds Exceptions The following are not considered covered securities (please note that securities accounts holding non-covered securities still require disclosure): • shares of money market funds (including Fidelity money market funds) • shares of non-Fidelity open-end mutual funds (including shares of funds in non-Fidelity 529 plans) • shares, debentures, or other securities issued by FMR LLC to you as compensation or a benefit associated with your employment • U.S. Treasury securities • obligations of U.S. government agencies with remaining maturities of one year or less • money market instruments, such as certificates of deposit, banker’s acceptances, and commercial paper • currencies • commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange US-COEFA-2021 1.908020.108 14 CODE OF ETHICS — FUND ACCESS VERSION

Global Policy on Inside Information Fidelity expects its associates to act with integrity and maintain high ethical standards. This includes complying with applicable securities laws. Many of these laws prohibit the misuse of inside information, also known as Material, Non-Public Information (MNPI). These laws prohibit trading a security while in possession of inside information, and they impose severe penalties for doing so, including fines, prison sentences, and being barred from employment in the securities industry. Understanding and following the Global Policy on Inside Information helps ensure that your actions comply with these laws and meet Fidelity’s expectations. MNPI Designated Contacts Purpose You may become aware of inside information in the course of performing your work at Fidelity or outside of the workplace. This policy explains what you should do if you think you may have become aware of inside information. Importantly, this policy prohibits you from trading a security if you have become aware of inside information about that security or the issuer of that security. Scope This policy applies to all regular full-time, regular part-time, and temporary employees of Fidelity offers or sells securities, such as corporations, mutual funds, and domestic and foreign governments. Please note that the terms “security” and “issuer” are defined broadly and may include instruments and entities not specifically mentioned here. What is material information? Information is generally considered to be material if it is likely that a reasonable investor would consider the information important in making an investment decision. Information may also be material if it is reasonable to expect that the price of a security would change if the information were made public (this is known as Price Sensitive Information, or PSI, in some jurisdictions). Examples include company earnings, Ethics Office (001) 617-563-5566 (001) 800-580-8780 Asset Management (001) 617-563-3630 India 8-691-7373 +91-80-6691-7373 Chairman’s Line (001) 800-242-4762 Investments, regardless of job location, citizenship, or country of residence (collectively referred to as “associates”). Other business unit, regional, or supplemental policies may also apply (a list of other relevant policies is provided on page 4). Overview If you believe you may have become aware of inside information, you must (1) call your MNPI Designated Contact; (2) refrain from sharing the information with anyone else; (3) refrain from trading any security of the issuer to which the information relates; and (4) comply with any information barriers Fidelity may establish. What is Inside Information? Inside information is any information about a security, or an issuer of a security, that is both material and non-public. A security includes, but is not limited to, a financing or investment instrument, such as stocks (common or preferred), mutual funds, bonds, notes, options, and warrants. An issuer is an entity that financing activities, product launches or discontinuations, bankruptcy, mergers, tender offers, prospective acquisitions or spin-offs, key management changes, major litigation, and potential or actual damages or fines against an issuer. What is non-public information? Information is non-public if it is not generally available to the public in a widely used medium, such as a press release or public regulatory filing. Also, some jurisdictions have specific rules about when non-public information becomes public. As you can see, the terms security, issuer, material, and non-public are broadly defined and may vary from jurisdiction to jurisdiction. For these reasons, if you have any doubt about whether an instrument or entity is a security or issuer, or about whether certain information is material or non-public, you should call your MNPI Designated Contact for guidance. Fidelity Internal Information Global Policy on Inside Information Page 1 of 4 Effective Date: February 2021 Enterprise Compliance MyCompliance.fmr.com

Remember – your MNPI Designated Contact is here to help you with these issues!

How You May Encounter Inside Information

There are a number of ways you may encounter inside information, either at work or outside of Fidelity. For example:

Clients and Colleagues

- You may learn inside information from a conversation with a client in the course of providing business support, such as handling a trade request.

- You may be exposed to inside information about a mutual fund that may have an impact on the fund's net asset value in the future, such as non-public information about a fund's decision to reconsider the value of certain assets in its portfolio.

Brokers and Company Employees

- Brokers may share inside information when contacting you about securities offerings.

- You may receive inside information when meeting with employees of public companies, such as CEOs, CFOs, or Investor Relations representatives.

Consultants and Other Vendors

- In the course of providing consulting services to Fidelity, a third-party consultant may reveal inside information to you (knowingly or unknowingly), such as non-public information about another of the consultant's public company clients.

- You may be negotiating a vendor contract, and inside information might be shared with you in the contract or the negotiations.

Outside the Workplace

- You may hear inside information from personal sources, such as a spouse, significant other, family member or friend who works at a company that issues publicly-traded securities.

- You may overhear conversations that reveal inside information in elevators, restaurants, public transportation or from speaker and mobile phones, or you may encounter written information that has been left out in public, such as on a copy machine or train seat.

- Associates participating in an outside business activity may encounter inside information while serving on a corporate board or from serving as a consultant or advisor to an outside business.

Please note that these are only examples, and you may receive inside information from other sources or in other circumstances.

What You Should Do If You Believe You May Have Received Inside Information

Contact Your MNPI Designated Contact

While this policy requires you to understand what inside information could be, and be aware of the circumstances in which you may receive it, you should never make any decisions about inside information on your own – for example, whether information you have received is material or non-public, or what steps you should take as a result.

Instead, if you think you may have received inside information, you must call your MNPI Designated Contact (telephone numbers are provided on pages 1 and 4). While it may seem contrary to normal protocol, it is important that you not share the information with anyone else, including your manager. By not sharing the information, you are protecting not only yourself and the information, but also other associates and Fidelity.

When you talk to your MNPI Designated Contact, reveal the details of the information as your contact asks for them, and follow the instructions you receive. Your contact will then determine whether the information requires an information barrier (which are described below) and inform you of that decision.

The possession of inside information is not in itself unlawful or an indication of wrongdoing. However, our goal as a firm is to limit the distribution of inside information only to those associates who have a business need to know and are subject to an information barrier. By assisting us in limiting the distribution of such information, you can best protect the information and yourself, and reduce the number of people who are subject to additional compliance protocols and restrictions.

Comply with Information Barriers

After you contact your MNPI Designated Contact, he or she will determine whether an information barrier is required. Information barriers are established as a way of helping the firm and its associates control inside information and avoid improper communication and potential compliance violations. If you are made

Fidelity Internal Information

Global Policy on Inside Information Page 2 of 4

subject to an information barrier, the Ethics Office will contact you, provide you with a document explaining the terms of the barrier, and require you to acknowledge and agree to abide by those terms. Information barriers are established by identifying individual associates and groups of people who have received inside information. The information is then protected by employing a combination of information handling, storage protocols, and physical or technical barriers around the associates and the information they possess. Information barriers are monitored to or on social media (such as Twitter, LinkedIn, or Facebook). You should also store any documents containing or reflecting the inside information in a secure place in accordance with the document-handling procedures of Fidelity’s Global Policy on Information Protection (“SP2I”) Policy. Do Not “Tip” or Improperly Disclose Inside Information The prohibition on communicating with others about inside information extends torecommending investments or expressing opinions to anyone, or soliciting orders from Fidelity clients, on the basis of inside information. This is known as “tipping” or “tipping off,” which is a serious violation of law. You may become liable for any transactions by anyone to whom you have improperly disclosed inside information, or to whom they have made investment recommendations or expressed opinions on the basis of that information. Reporting Potential Violations You should report known or suspected violations of this policy to your MNPI Designated Contact or call detect possible gaps, including reviews of communications (such as emails), enhanced physical access and access designations, and additions of associates to the information barrier. Surveillance is conducted of associates’ personal trading to detect potential misuse of inside information. Do Not Trade in the Security or the Issuer If you have received inside information, you are prohibited from trading any security of the issuer to which the information relates. This is known as “insider trading” or “insider dealing,” which is a serious violation of law. You may not buy, sell, transfer, gift, loan or pledge these securities, even if you have a reason to trade that is independent of the inside information. You also may not modify, suspend, or cancel an automatic investment plan of the security or the Chairman’s Line at 800-242-4762 anonymously on an unrecorded line. to speak the issuer of the securityor makeany recommendations to anyone to deal in the security in any way. These prohibitions apply:  Not only to your covered accounts, but also to any account you manage, including accounts at Fidelity;  Regardless of whether you receive any financial or other benefit from the account or the trade; and  Regardless of whether your trade is in a different direction than the inside information may indicate (e.g., a sale where the inside information indicates you should buy). Remember that shares of mutual funds are also securities subject to these restrictions. You may not trade or transfer shares of mutual funds, whether advised by Fidelity or not, if you believe that you may have become aware of inside information about the mutual fund. Protect Inside Information It is critical that you keep inside information to yourself. You should refrain from discussing inside information in public, including elevators, restaurants, public transportation, on speaker and mobile phones, Fidelity Internal Information Global Policy on Inside Information Page 3 of 4

MNPI Designated Contacts

Asset Management associates:

Asset Management MNPI Hotline

(001) 617-563-3630

India associates:

FBS India Ethics Office

8-691-7373

+91-80-6691-7373

All other associates:

Ethics Office

(001) 617-563-5566

(001) 800-580-8780

Business Unit, Regional or Supplemental Policies on Inside Information

Personal Investing – Corporate Issues: Insider Trading

Fidelity Capital Markets – Equity Origination Information Barriers

Fidelity Institutional Online Reference – Inside Information

Contacts and Web Resources

General Policy Issues or Violations
Ethics Office
800-580-8780
617-563-5566
ethics.office@fmr.com
politicallaw@fmr.com

Chairman's Line
800-242-4762

Compliance and Regulatory Issues
Your MNPI Designated Contact

(See above)

Other Related Policies

Corporate Global Anti-Corruption Policy

Corporate Policy on Business Entertainment and Workplace Gifts

Global Policy on Personal Conflicts of Interest

Global Policy on Outside Business Activities

Global Policy on Information Protection

Fidelity Internal Information

Global Policy on Inside Information Page 4 of 4

Rules for Broker-Dealer Employees

These *Rules for Broker-Dealer Employees* (these *Rules*) supplement the *Code of Ethics for Personal Investing* (the *Code of Ethics*). They apply to employees who are registered or associated with Fidelity Broker-Dealers. These *Rules* concern personal securities transactions as well as other types of activities and conduct. The purpose of these *Rules* is to facilitate compliance with securities laws, industry regulations, and Fidelity policies, and to safeguard against actual or apparent conflicts of interest.

Your broker-dealer or business unit may have additional requirements that are more restrictive than these *Rules*. If you are subject to a supplemental policy, you must comply with its requirements as well as with those described in these *Rules*.

Immediate family member

Your spouse or domestic partner, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage:

- Children, stepchildren, and grandchildren
- Parents, stepparents, and grandparents
- Siblings
- Parents-, children-, and siblings-in-law

PERSONAL SECURITIES ACCOUNTS

These *Rules* cover all types of securities accounts, including but not limited to your brokerage accounts. As a Fidelity employee, you are required to maintain all your "covered accounts" at Fidelity Brokerage Services LLC (FBS), unless you have been granted an exception from the Ethics Office to maintain an external covered account. Covered accounts are defined by the *Code of Ethics*, and include "immediate family members." Refer to the *Code of Ethics* for further information on this requirement and the exceptions to this rule.

Accounts of adult children

You may need to report securities accounts of adult children if they share your household or if they are financially dependent on you. Contact the Ethics Office to determine if accounts of your adult children need to be reported.

Placing trades and trade adjustments through approved Fidelity channels

Unless you have obtained prior written approval from your manager, supervisory principal (if applicable), and the Ethics Office, you must make all securities trades or requests for trade-related adjustments using one of the following approved trading channels:

- Fidelity.com
- Fidelity Automated Service Telephone (FAST®): 800-544-5555
- The Employee Trading Line: 800-343-2428
- Retirement Brokerage Services for BrokerageLink® (self-directed brokerage) accounts: 800-890-4015
- A Fidelity Private Client Group® team authorized for this purpose

Note: The manager or designated supervisory principal is responsible for reviewing the trading activity of covered accounts associated with any employee subject to these *Rules*.

RULES FOR BROKER-DEALER EMPLOYEES 19

PROHIBITED ACTIVITIES

Do not misuse trading information

Do not take advantage of information that has been obtained by reason of, or in the course of, your employment. Examples of misuse include:

- Trading ahead of ("front running"), in tandem with, or immediately after ("tailgating") orders of customers or other employees.
- Transactions based on information acquired from Fidelity systems or databases, including trading.

This prohibition includes transactions in personal accounts and passing information to others.

Do not make certain transactions

- Do not place a trade, tip anyone, influence a trade, or recommend a trade in a security when you are aware of inside information. You must comply with the Fidelity *Global Policy on Inside Information* at all times.
- Do not engage in transactions that may involve, or could appear to involve, a conflict of interest between you and any customer accounts.
- Do not participate in an initial public offering (IPO) for you or an immediate family member.

Do not trade in an account you do not own

You may not exercise discretion in an account for which you are not the registered owner.

- **Exception— Approved Trading or Trustee Authority**

  You may be eligible for an exception to this rule for limited and full trading authority as well as trustee authority on an FBS Account if the account owner is an immediate family member. Under exceptional circumstances, trustee authority may be granted over non-immediate family member accounts. A power of attorney over an immediate family member's account will be granted only under special circumstances (such as evidence of incapacitation). If an exception is approved, the account will become subject to these *Rules*, the *Code of Ethics* and additional trading restrictions.

  Acting as custodian of a related child's UGMA or UTMA account or 529 Plan does not require approval and is not restricted under this rule.

  - For further information please refer to the FAQs

Do not view or access an account you do not own

You may not view or otherwise access an account of another employee or any other customer, including your immediate family members, without a valid business reason in connection with your job or other appropriate authority, such as trading or trustee authority approved by the Ethics Office. However, an immediate family member may grant you "inquiry access" through account update features available on Fidelity.com.

Do not act as a broker or make trade adjustments for your accounts

You may not:

- Enter trade adjustments, or adjust commissions, on any account owned or controlled by you or an immediate family member
- Perform the transfer or journaling of securities or funds between any of your accounts and any other account

RELATED POLICIES AND PROCEDURES

Other Fidelity policies and guidelines governing employee conduct also apply, and may require pre-clearance by the Ethics Office before an employee takes any action. For example, Fidelity's Corporate Policy on Business Entertainment and Workplace Gifts (BEWG) requires broker-dealer employees to pre-clear all gifts to business partners, and all gifts and business entertainment to government officials, public sector employees, labor unions and union employees. Fidelity's Corporate Policy on Political Contributions and Activity requires all Fidelity employees to pre-clear all political contributions and fundraising activities to federal, state or local candidates or office holders. Other Fidelity policies may also require pre-clearance. Employees should be familiar with these policies, including the following located on the Policy Portal:

- Code of Ethics for Personal Investing
- Global Policy on Outside Business Activities
- Corporate Policy on Business Entertainment and Workplace Gifts
- Global Anti-Corruption Policy
- Global Policy on Personal Conflicts of Interest
- Professional Conduct and Reporting of Criminal Matters and Other Events Policy
- Global Policy on Inside Information
- Information Protection Policy (SP21/CS-601)
- Electronic Communications, Social Media and Systems Usage Policy
- Political Contributions and Activity Policy
- Corporate Policy on Personal Political Contributions and Activities

RULES FOR BROKER-DEALER EMPLOYEES 20

- Perform maintenance (such as address changes or dividend instructions) on any account owned or controlled by you or an immediate family member. As with all Fidelity customers, employees and their immediate family members are able to perform routine maintenance on their own accounts by using Fidelity.com or by submitting the appropriate Fidelity form through normal customer processing channels

Obtain assistance through one of the approved channels if you believe any of the above activities need to be performed (see "Placing trades and trade adjustments through approved Fidelity channels"), or by visiting your local Investor Center. Do not perform the activity yourself.

Do not falsify records

Employees are prohibited from altering or intentionally falsifying internal or external systems records and original documents related to Fidelity and its customers, and from submitting any fraudulent information to Fidelity. This includes, but is not limited to:

- Forging customer signatures or altering any customer document, including applications or LOIs (letters of instruction)
- Falsifying account or trading records
- Submitting inaccurate expense reports
- Backdating documents or records
- Intentionally omitting important facts or including inaccurate or misleading information

Do not use fictitious or nominee accounts or engage in pre-arranged trades

You may not establish or maintain any account under a false name or in the name of any party who is not the real owner of the account. In addition, you may not engage in any pre-arranged, washed, or matched trades for any of your accounts.

Do not share profits or losses with others

You may not share in the profits or losses of any customer account.

Do not serve as a Trusted Contact Person

You are not permitted to be named as a Trusted Contact Person for any securities account you or your immediate family member(s) do not own.



Do not borrow money from or lend money to a customer

You may not borrow money from, or lend money to any Fidelity customer. Certain limited exceptions may apply. Please contact your business unit's Compliance Officer for any additional information.

Do not circulate rumors

You may not knowingly spread false rumors or engage in collusive activity to affect the market price or financial condition of an issuer.

PRIVATE SECURITIES TRANSACTIONS

You must obtain written approval for each and every intended investment in a private placement or other private securities transaction in covered securities, including non-public limited entities (e.g., limited partnerships, LLCs, S Corporations, or other legal entities). This includes any add-on, any subsequent investment, or any investment whose terms materially differ from any previous approval you may have received.

For further information, please refer to the FAQs.

Prohibited transaction

Please note that you are prohibited from selling and/or offering your privately held shares into an Initial Public Offering.

EMPLOYEE DISCLOSURE AND REGISTRATION

Disclosure obligations

Fidelity's broker-dealers are required to report certain conduct by their employees to FINRA, whether or not the employees are registered. In order for Fidelity to comply with its regulatory obligations, all employees must report certain activities to their managers using the online New Broker-Dealer Employee Disclosure Event form found at MyCompliance.fmr.com. This information must be reported as soon as possible, but no later than five (5) business days after the occurrence. If these activities

Web Resources

Web:
MyCompliance.fmr.com

Contacts

Contact the Ethics Office if you are unsure about the requirements in these *Rules* or how they apply to you.

Ethics Office

Phone:
800-580-8780

Email:
ethics.office@fmr.com

Mail Zone:
WG3D

Registration and Licensing

Phone:
800-237-8132

Email:
registration.licensing@fmr.com

Mail Zone:
WG3D

RULES FOR BROKER-DEALER EMPLOYEES 21

are not reported in a timely manner, the employee could be subject to sanctions. Disclosures provided by registered employees will be updated on their Form U4 as required, and therefore it is important that all information listed on the registered employee’s Form U4 is accurate and complete. This includes administrative information such as full legal name (including middle name), home address (cannot be a P.O. box number) and outside business activities. Registered employees must also update answers to any disclosure questions involving customer complaints, criminal disclosures, regulatory disciplinary actions, civil judicial actions, terminations, or financial judgments. Employee Compliance Questionnaires All broker-dealer employees must promptly complete an online Employee Compliance Questionnaire (ECQ) as instructed when it becomes available on your To-Do List at MyCompliance.fmr.com. The ECQ lists prior disclosures, which may include covered accounts, outside business activities, political activities, business entertainment and workplace gifts, and reportable disclosure events. It also includes questions concerning compliance with various other policies referenced in these Rules. You must carefully complete this form and submit any comments or updates needed to make your information complete and accurate. Registration requirements You cannot perform a registered function if you are not registered. Your registration profile is available at MyCompliance.fmr.com If you change positions from one Fidelity broker-dealer to another and your new position requires registration, you must complete and sign a Request for Broker-Dealer Registration found at MyCompliance.fmr.com. You may not function in a registered capacity with your new Fidelity broker-dealer until the Registration and Licensing Group provides written notification to you and your supervisory principal that your registration has been transferred. If your job changes or your job responsibilities change and you require additional registrations or are no longer required or permitted to be registered, you must work with your supervisory principal or business unit Compliance Officer to complete the appropriate registration request form. Contact the Registration and Licensing Group (800-237-8132) if you have any questions regarding your disclosure obligations or registrations. Continuing education All registered employees must complete all required continuing education, including regulatory element training and firm element training. Annual compliance meeting All registered employees must participate in a meeting where compliance matters that are relevant to regis-tered employees are discussed. HOW WE ENFORCE THESE RULES Violation of any company policy, and any other form of misconduct, may lead to disciplinary or corrective action up to and including dismissal. USFUND-2021 1.905642.108 22 RULES FOR BROKER-DEALER EMPLOYEES